April 17, 2026

Securities and Exchange Commission 100 F Street N.E.

Washington, D.C. 20549

Dear Sir or Madam,

AOGB CPA Limited (“AOGB”) has been furnished with a copy of the Form 6-K for the event that occurred on April 16, 2026 to be filed by AOGB’s former client Bluemount Holdings Limited (the “Company”). AOGB does not disagree with the Company’s statements concerning AOGB contained in the Form 6-K filing.

AOGB has no basis to agree or disagree with any other part of the Form 6-K.

Very truly yours,

/s/ AOGB CPA Limited Hong Kong, Hong Kong

AOGB CPA Limited, Suite 2501-03, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong Tel: 2152-2238, Website: www.aogb.com